UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 6, 2011

Wind Works Power Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-113296	98-0409895
(Commission File Number)	(IRS Employer Identification No.)

346 Waverley Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613)  226-7883

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

     Certain  statements  included  in this Form 8-k regarding  Wind Works Power Corp.  ( the “Company”) that are not  historical  facts are  forward-looking statements,  including  the  information  provided  with  respect  to the future business  operations  and  anticipated  operations  of the Company.    These forward-looking  statements are based on current expectations, estimates,  assumptions and beliefs of management,  and words such as "expects," "anticipates,"   "intends,"   "plans,"   "believes,"   "estimates"  and  similar expressions  are intended to identify  such  forward-looking  statements.  These forward-looking  statements involve risks and uncertainties,  including, but not limited  to,  the  success  of our  current  or  proposed  business  activities.  Accordingly, actual results may differ.

Section  1- Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On  July 6, 2011 we secured non-recourse debt financing in the amount of 7.188 million euros (approximately $10 million) for the Burg 1 Wind Farm, a fully permitted 4 megawatt wind project located in Germany. 3.45 million euros (approximately $4.9 million)  is attributable to the north turbine portion of the Burg project and  3.738 million euros (approximately $5.1 million) is attributable to the southern turbine portion of the property.  The non-recourse financing is for a term of sixteen years.  The interest rate on the outstanding debt has not yet been finalized.

Wind Works previously owned 100% of the Burg 1 Wind Farm.  Wind Works sold a 50% interest in the Wind Farm and received a down payment of $1.2 million with further payments to follow based on certain milestones.  Wind Works will earn a 1.5% royalty on gross revenues (which can be increased to 2.5% based on performance.

Item 9.02 Financial Statements and Exhibits.

Exhibit 99.1  Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   July 11, 2011

Wind Works Power Corp.
By:	/s/Ingo Stuckmann
Ingo Stuckmann, CEO